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April 16, 2012

Board of Trustees, Private Advisors Alternative Strategies Fund 51 Madison Avenue New York, NY 10010

Re:	Private Advisors Alternative Strategies Fund
(File Nos. 333-178596 and 811-22647)

Ladies and Gentlemen:

We have acted as counsel for Private Advisors Alternative Strategies Fund (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”), and all amendments thereto (the “Registration Statement”), relating to the issuance and sale by the Trust of 250,000 shares of beneficial interest of the Trust, par value $0.001 per share (the “Shares”). In such capacity, we have reviewed the Trust’s Registration Statement. We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Trust and the authorization, and the proposed issuance and sale, of Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the prospectus contained in the Registration Statement. We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and the Registration Statement under the 1933 Act, and we are familiar with the Trust’s Amended and Restated Agreement and Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered as described in the Registration Statement, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

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April 16, 2012 Page 2

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name in the Trust’s prospectus and Statement of Additional Information to be included in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP